Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No.333-178833) on Form N-1A of Counterpoint Tactical Income Fund, Counterpoint Tactical Equity Fund, and Counterpoint Tactical Municipal Fund, each a separate series of Northern Lights Fund Trust III, of our report dated December 12, 2023 relating to our audit of the financial statements and financial highlights, which appear in the September 30, 2023 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm", “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/RSM US LLP

Denver, Colorado

December 19, 2023